PLAN OF REORGANIZATION AND MERGER AGREEMENT

         This Plan of Reorganization and Merger Agreement (the "Agreement") dated effective as of July __, 1999 (the "Effective Date"), is made and entered into by and between NEWGOLD, INC., a Delaware corporation (the "Company") and BUSINESS WEB, INC., a Texas corporation doing business as "Comercis, Inc." ("BWI").

                                   WITNESSETH:

         WHEREAS, the Company is a business corporation duly incorporated and validly existing under the laws of the State of Delaware, having its registered office at 35265 Willow Avenue, Clarksburg, California 95612, with authorized capital stock consisting of 50,000,000 shares of common stock, $0.001 par value per share (the "Company Stock"), of which 37,754,382 shares are currently issued and outstanding as of the Effective Date;

         WHEREAS, BWI is a business corporation duly organized and validly existing under the laws of the State of Texas having its registered office at 2105 East Southlake Boulevard, Southlake, Texas 76092, with authorized capital stock consisting of (a) 30,000,000 shares of common stock, $0.01 par value per share (the "BWI Stock"), of which 11,819,732 shares are currently issued and outstanding as of the Effective Date; (b) 1,258,081 Special Warrants convertible into shares of BWI Stock for no additional consideration, as set forth and further described on Schedule 4.04 attached hereto (the "Special Warrants"); and
(c) 1,000,000 shares of preferred stock, $0.01 par value per share (the "BWI Preferred Stock") none of which have been issued or are outstanding; and

         WHEREAS, the boards of directors of the Company and BWI have approved the terms and conditions of this Agreement pursuant to which BWI will be merged (the "Merger") with and into the Company with the Company surviving the Merger;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I
                                    ---------

                                     MERGER

         1.01. General. At the Effective Time (as defined in Article XI below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of BWI will be merged with and into the Company (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of the Company and BWI.

         1.02. Name and Organization. The name of the Surviving Corporation shall be "Comercis, Inc." The Restated Certificate of Incorporation of the Company and the Bylaws, in the forms attached hereto as Exhibit 1.02, to be approved by the stockholders of the Company as provided in Section 6.04 below, shall be the Restated Certificate of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein or pursuant to the General Corporation Law of the State of Delaware (the "DGCL"). The established offices and facilities of BWI shall become the established offices and facilities of the Surviving Corporation.

         1.03. Rights and Interests. At the Effective Time, the Surviving Corporation shall become the owner, by operation of law and without other transfer, of all the right, title, and interest that the Company and BWI now have, or may have in the future, in and to all of their respective properties (both real and personal) and assets (both tangible and intangible) of every kind and nature whatsoever, whether choate or inchoate, now existing or arising in the future (the "Assets"). At the Effective Time, all rights, franchises, and interests of the Company and BWI in and to every type of intellectual property, including all of their respective trademarks, registrations, trademark applications, and goodwill associated therewith, shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation at the Effective Time, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and BWI, respectively, immediately prior to the Effective Time.

         1.04. Liabilities and Obligations. At the Effective Time, the Surviving Corporation shall be liable for all liabilities of the Company and BWI. All debts, liabilities, obligations, and contracts of BWI, matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of BWI, as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or BWI shall be preserved unimpaired.

         1.05. Directors and Officers. The directors, advisory directors, and officers of the Surviving Corporation at the Effective Time shall be the following persons, pursuant to the Amended and Restated Articles of Incorporation and Bylaws of the Company the Board of Directors will be divided into three tiers. Over the succeeding three years the Members of the Board in each respective tier may be re-elected to a new three-year term. Members of Tier One shall stand for re-election (if selected by the nominating Committee) at the Annual Shareholders Meeting in the Year 2002. Members of Tier Two shall stand for re-election (if selected by the nominating Committee) at the Annual Shareholders Meeting in the Year 2001. Members of Tier Three shall stand for re-election (if selected by the Nominating Committee) at the Annual Shareholders Meeting in the Year 2000.

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
         Directors:   Tier One:    Chris M. Meaux (Chairman)
                                   Robert W. Gallagher

                      Tier Two:    Pat Dane
                                   John Mackay
                                   August J. Rantz III

                      Tier Three:  A. Scott Dockter
                                   Estaban Morales

         Officers:       Chris M. Meaux - President and Chief Executive Officer
                         Jamie Cutburth - Chief Operating Officer
                         Robert W. Gallagher - Treasurer
                         Robert W. Morris - Acting Chief Financial Officer
                         Larry Miller - Vice President of Support Services
                         Michael M. Kessler - Secretary / Corporate Counsel

         1.06. Stock Option Plan. The 1999 NewGold Stock Option Plan, a copy of which is attached hereto as Exhibit 1.06 (the "Stock Option Plan"), to be approved by the stockholders of the Company as provided in Section 6.04 below, shall be the Stock Option Plan for the Surviving Corporation, and all vested and non-vested incentive and non-statutory options under all stock option plans of BWI and the Company shall be converted into vested and non-vested incentive and non-statutory options, as the case may be, to purchase shares of Company Stock under the Stock Option Plan and shall retain the same exercise price, vesting schedule, and term as they had immediately prior to such conversion.

         1.07. Adoption. Unless contrary to the laws of the State of Delaware, the State of Texas, the United States of America, or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and BWI, their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and BWI immediately before the Effective Time.

         1.08. Accounting Treatment; Federal Income Tax Treatment. The parties hereby agree that it their intention that the Merger will be treated as a "purchase" for accounting purposes. The parties further agree that it is their intention that the Merger will be treated as a tax-free reorganization for federal income tax purposes under Section 368 of the Internal Revenue Code of 1986, as amended. Counsel for the Company shall give a legal opinion, in the form of Exhibit 1.08 attached hereto, that the Merger shall be tax-free to BWI, the Company, the shareholders of BWI, and the stockholders of the Company. The parties hereby mutually agree that they will give such notices, file such instruments, give such consents, and take or cause to have taken such actions as are reasonably necessary to ensure the accounting treatment and federal income tax treatment described herein.

         1.09. Officer and Director Lock-Ups. The parties hereby mutually agree to obtain the execution of lock-up agreements from each of the officers and directors set forth in Section 1.05 above, whereby such persons will agree not to sell, assign, convey, transfer, pledge, or otherwise dispose of any of their respective shares of Company Stock during the six-month period following the Effective Time of the Merger. Thereafter, and subject to federal and state securities laws, regulations, and rulings, and subject further to any other restrictions against transfer to which an officer or director may be subject, no officer or director shall dispose of more than 5% of his or her Company Stock in any one calendar month unless the Board of Directors of the Surviving Corporation shall have approved of such disposition.

                                   ARTICLE II
                                   ----------

                    CONVERSION AND CANCELLATION OF BWI STOCK

         2.01. General. The manner of exchanging and converting the issued and outstanding shares of BWI Stock shall be as hereinafter provided in this Article II.

         2.02. Conversion of BWI Stock. At the Effective Time, (a) each outstanding share of BWI Stock held or record by persons who do not dissent from the Merger shall, without any action on the part of the holder thereof, be converted into one share of Company Stock; (b) each share of BWI Stock held by persons who dissent from the Merger shall be governed by Articles 5.11 through
5.13 of the Texas Business Corporation Act (the "TBCA"); (c) (i) if the Effective Time shall have occurred on or prior to August 31, 1999, each Special Warrant shall, without any action on the part of the holder thereof, be converted into one share of Company Stock; or (ii) if the Effective Time shall have occurred after August 31, 1999, each Special Warrant shall be converted into 1.2 shares of Company Stock; and (d) all of the outstanding shares of BWI Stock and Special Warrants shall thereafter be canceled.

         2.03. Transmittal Instructions. As soon as is practical after the Effective Time, shareholders of BWI will be sent transmittal forms for use in forwarding for surrender their stock certificates representing BWI Stock for the purpose of exchanging them for certificates representing Company Stock. The transmittal forms and certificates must be sent to Transfer Online, attention Laurie Livingston, 227 Southwest Pine Street, Suite 300, Portland, Oregon 97204, who will be the transfer agent (the "Transfer Agent") and registrar for the Company Stock. The provisions of this Section 2.03 shall not apply to any share of BWI Stock in respect of which the holder thereof pursues the remedy of dissent in accordance with Articles 5.11 through 5.13 of the TBCA unless and until such holder has exhausted his right of dissent thereunder, at which time the provisions of Sections 2.02 and 2.03 shall apply in their entirety thereto.

         2.04. Issued in Name Other than Current Ownership. If any share of Company Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Transfer Agent any transfer or other taxes required by reason of the issuance of a share of Company Stock in any name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction the Transfer Agent that such tax has been paid or is not payable.

         2.05. Consideration in Full Satisfaction. All rights to receive Company Stock for which shares of BWI Stock shall have been converted pursuant to this
Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged shares of BWI Stock.

         2.06. Subsequent Transfer of Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of BWI Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for Company Stock as provided in this Article II.

         2.07. Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Company Stock or BWI Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or stock dividend declared thereon with a record date within such period, the exchange rate described in Section 2.02 above for each share of BWI Stock shall be adjusted so that the total fair market value of the shares of Company Stock that would have been issued for BWI Stock, in the absence of such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or stock dividend, will be preserved.

                                   ARTICLE III
                                   -----------

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents warrants to and with BWI as of the Effective Date and as of the Closing Date (as defined in Article XI below) as follows:

         3.01. Organization and Qualification. The Company (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is currently being conducted; and (b) is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of its business require such qualification.

         3.02. Licenses and Permits. The Company has all licenses, permits, consents, orders, approvals, and other authorizations necessary for the conduct of its business as now being conducted and proposed to be conducted. Except as provided in Sections 6.04 and 6.05 below, no approval, consent, authorization, or other order of, and no designation, filing, registration, qualification, or recording with any governmental authority, domestic or foreign, is required for the Company's performance of this Agreement or the consummation of the transactions contemplated hereby.

         3.03.    Capitalization.

                  (a) On the Effective Date, the authorized capital stock of the Company consists of 50,000,000 shares of Company Stock, of which 37,754,382 shares are currently issued and outstanding as of the Effective Date. The 37,754,382 shares of Company Stock outstanding constitute 100% of the issued and outstanding shares of capital stock of the Company.

                   (b) Immediately prior to the Effective Time, the authorized capital stock of the Company will consist of 50,000,000 shares of Company Stock, of which no fewer than 3,146,199 and no greater than 3,147,005 shares will be issued and outstanding. The shares of Company Stock outstanding immediately prior to the Effective Time will constitute 100% of the issued and outstanding shares of capital stock of the Company.

         3.04.    Options, Warrants, and Subscriptions.

                  (a) Except as set forth in Schedule 3.04, the Company has outstanding (i) no shares of any class of capital stock other than the Company Stock, (ii) no options, warrants, subscription, or other rights to purchase from the Company any capital stock of the Company; (iii) no securities convertible into or exchangeable for capital stock of the Company; and (iv) no other commitments of any kind for the issuance of additional shares of capital stock or options, warrants, or other securities of the Company.

                  (b) Except as set forth in Schedule 3.04, no Person (as defined in Article XII below), including, but not limited to, any officer or director of the Company, has any right (preemptive or otherwise) to acquire any capital stock of the Company.

         3.05. Subsidiaries. There is no corporation, partnership, limited liability company, or other business enterprise in which the Company has any direct or indirect equity interest.

         3.06. Authorization, Execution, and Delivery. The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and, except as provided in Sections 6.04 and 6.05 below, the consummation of such transactions. This Agreement and all other agreements herein contemplated to be executed by the Company have been duly executed and delivered by the Company and constitute legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

         3.07. No Conflict With Judgments and Decrees. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which the Company or either Stockholder is subject.

         3.08. Government Approvals. Except for the approvals to be obtained pursuant to Section 6.04 below, no consent, approval, order, or authorization of, or registration, declaration, or filing with, any federal, state, or local governmental authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

         3.09. Financial Statements. The Company has previously delivered to BWI true, correct, and complete copies of the following financial statements:

                  (a) audited balance sheets of the Company dated as of January 31, 1999, 1998, and 1997; income statements for the years ended January 31, 1999, 1998, and 1997; statements of cash flows for the years ended January 31, 1999, 1998, and 1997; and statements of changes in stockholders' equity for the years ended January 31, 1999, 1998, and 1997 (referred to collectively as the "Year-End Statements"); and

                  (b) unaudited balance sheets of the Company dated as of April 30, 1999, and 1998; income statements for the quarters ended April 30, 1999, and 1998; a statement of cash flows for the quarter ended April 30, 1999; and a statement of changes in stockholders' equity for the quarter ended April 30, 1999 (referred to collectively as the "Interim Statements").

         The Year-End Statements, Interim Statements, and Monthly Statements (as defined in Section 6.01 below) are shall be referred to collectively as the "Financial Statements". Except as set forth in this Section 3.09, the Financial Statement (a) are and will continue to be a true and correct reflection of the financial condition of the Company as of the dates therein; (b) were and will continue to be prepared in accordance with generally accepted accounting principals applied on a consistent basis over the reported periods ("GAAP"); (c) were and will continue to be prepared in accordance with the books and records of the Company; (d) fairly present the Company's financial condition and the results of its operations at the relevant dates thereof and for the years or periods covered thereby; (e) contain and reflect all necessary adjustments and accruals for a fair presentation of its financial condition and the results of its operations for the periods covered by such financial statements; and (f) contain and reflect reasonable provisions for reserves and for all reasonably anticipated liabilities for all taxes, federal, state, or local, with respect to the periods then ended and all prior periods. All of the receivables of the Company, net of any allowance for doubtful accounts, reflected in the balance sheets for the Interim Statements and Monthly Statements, are valid and legally binding, represent bona fide transactions, arose in the ordinary course of business, and are collectible in accordance with the terms of such receivables, without setoff or counterclaim.

3.10. Internal Accounting Controls. The Company (a) keeps books, records, and accounts that accurately, fairly, and in reasonable detail reflect its assets and transactions; and (b) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are accurately and promptly recorded; (ii) transactions are executed in accordance with management's specific or general authorizations; and (iii) access to its assets is permitted only in accordance with management's general or specific authorization.

         3.11. No Undisclosed Liabilities. Except as set forth in the Financial Statements, the Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise, and whether due or to become due (including without limitation any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation) which have had or could have a Material Adverse Effect (as defined in Article XII below).

         3.12. Absence of Certain Changes. Except as disclosed in Schedule 3.12 or as provided for or contemplated in this Agreement, since April 30, 1999, there has not been with respect to the Company:

                  (a) any transaction not in the ordinary course of business that has had or could have a Material Adverse Effect;

                  (b) any change in the business, property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of the Company that has had or could have a Material Adverse Effect;

                  (c) a declaration, or an agreement to declare or make any payment of dividends or distributions of any assets of any kind to the stockholders of the Company, or a redemption, or agreement or authorization to redeem any of the Company Stock;

                  (d) any damage, destruction, or loss, extraordinary or otherwise and whether or not covered by insurance, that has had or could have a Material Adverse Effect;

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
                  (e) any amendment permitted or made with regard to any material contract, material license, or material agreement to which the Company is a party;

                  (f) any acquisition or disposition by the Company of any property or asset, whether real or personal, having a fair market value in an amount greater than $10,000, except in the ordinary course of business and in conformity with past practice;

                  (g) any mortgage, pledge, or subjection to lien, charge, or encumbrance of any kind or on any of the respective properties or assets of the Company, except to secure borrowings in the ordinary course of business and in conformity with past practice;

                  (h) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of the Company, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents, other than (except in the case of directors and officers) routine increases made in the ordinary course of business and in conformity with past practice;

                   (i) any incurrence of, guarantee of, assumption of, or taking any property subject to, any liability, except for liabilities incurred or assumed or property taken in the ordinary course of business and in conformity with past practice;

                  (j) any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional benefits for officers, directors, or employees;

                  (k) any material alteration in the manner of keeping the books, accounts, or records of the Company, or in the accounting practices therein reflected;

                  (l) any release or discharge of any obligation or liability of any Person to the Company of any nature whatsoever, except in the ordinary course of business and in conformity with past practice and except in cases that have not had and could not have a Material Adverse Effect;

                  (m) any delay by the Company in paying any debt, charge, or amount owed by the Company in excess of 30 days past the date such amount was due;

                  (n) any increase or decrease of (i) any amounts charged for services rendered or products sold by the Company; or (ii) inventory ordered, except, in either case, in the ordinary course of business and in conformity with past practice;

                  (o) any facts or circumstances that may reasonably result in the loss of customers, suppliers, or vendors of the Company, including without limitation, any notices, statements, or circumstances indicating that any customer, supplier, or vendor has or will terminate or alter its business relationship with the Company;



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
                  (p) any loan by the Company to any officer or director of the Company, or any Affiliate (as defined in Article XII below) thereof;

                  (q) any other event or condition of any character which has had or could have a Material Adverse Effect; or

                  (r) any agreement or authorization to do any of the above.

         3.13.    Real and Personal Property.  Except as set forth in Schedule
                  3.13:

                  (a) the Company has good and marketable title to each of the items of real and personal tangible and intangible property recorded as owned in the Monthly Statements (except for property sold or otherwise disposed of since April 30, 1999, in the ordinary course of business and in conformity with past practice), free and clear of all mortgages, liens, security interests, conditional sales contracts, encumbrances, leases, equities, claims, charges, easements, rights-of-way, covenants, conditions, and restrictions, except (i) those incurred or created in conformity with past practice; (ii) mortgages and other encumbrances reflected in the Financial Statements; (iii) liens for current taxes not yet due and payable; and (iv) such imperfections of title and encumbrances as do not detract from, or interfere with, the present use of the properties subject thereto or affected thereby, or otherwise impair the value thereof or the operations thereat; and

                  (b) no officer, director, or employee of the Company, nor any spouse, child, or other relative or Affiliate thereof, owns directly or indirectly in whole or in part, any of such real property or tangible or intangible personal property.

         3.14.    Environmental Compliance. With respect to the Company,

                  (a) the Company and any property owned or operated by it are in compliance with all applicable Environmental Laws (as defined in Article XII below) and have obtained and are in compliance with all permits, licenses, and other authorizations required under any Environmental Law. There is no past or present event, condition, or circumstance that is likely to interfere with the conduct of the business of the Company in the manner now conducted relating to such entity's compliance with Environmental Laws or constitute a material violation thereof or which would have a Material Adverse Effect;

                  (b) the Company does not now or has not leased, operated, owned, or exercised managerial functions at any facilities or real property with respect to which such entity, facility, or real property is subject to any actual Proceeding (as defined in Article XII below) under any Environmental Law, and the Company is not aware of any facts or circumstances that could give rise to such a Proceeding;



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
                  (c) there are no actions or Proceedings pending or, to the Knowledge (as defined in Article XII below) of the Company, threatened against the Company under any Environmental Law, and the Company has not received any notice (whether from any regulatory body or private person) of any violation, or potential or threatened violation, of any Environmental Law;

                   (d) there are no actions or Proceedings pending or, to the Knowledge of the Company, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances (as defined in Article XII below) at or on (i) any Property (as defined in Article XII below) currently or in the past owned, operated, or leased by the Company or over which the Company exercised managerial functions; or (ii) at any property where Polluting Substances generated by the Company have been disposed;

                  (e) there is no Property for which the Company is or was required to obtain any permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of it;

                  (f) the Company has not generated any Polluting Substances;

                  (g) there has been no release of Polluting Substances in violation of any Environmental Law which would require any report or notification to any governmental or regulatory authority in or on any Property;

                  (h) neither the Company nor any Property is subject to investigation or, to the Knowledge of the Company, threatened or pending litigation by federal, state, or local officials or a private litigant as a result of any previous on-site management, treatment, storage, release, or disposal of Polluting Substances or exposure to any Polluting Substances;

                  (i) there are no underground or above ground storage tanks on or under any Property which are not in conformity with any Environmental Law and any Property previously containing such tanks has been remediated in compliance with all Environmental Laws; and

                  (j) there is no asbestos containing material on any Property.

         3.15.    Tax Matters.  Except as set forth in Schedule 3.15:

                  (a) within the times and in the manner prescribed by law, the Company has filed all federal, state, and local tax returns for which the Company has had the responsibility for filing, and has timely paid all taxes, penalties, and interest (hereinafter collectively referred to as "Taxes" shown to be due and payable on such returns;

                  (b) all tax returns filed by the Company constitute complete and accurate representations of its Tax liabilities for such years and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its future Tax liabilities, including the tax bases of its properties and assets;

                  (c) the Company has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local, or foreign Taxes;

                   (d) no examination of the federal, state, or local tax returns of the Company is currently in progress, nor, to the Knowledge of the Company, is any such examination threatened; and

                  (e) to the Knowledge of the Company, the Company has not received any communication from any taxing authority regarding any tax return of the Company with respect to any matter that has not been closed, settled, waived, or fully concluded, or would otherwise have a Material Adverse Effect.

         3.16. No Litigation. Except as set forth on Schedule 3.16, there are no investigations, actions, suits, judgments, or claims outstanding, pending or, to the Knowledge of the Company, threatened against the Company or involving any of its properties or assets, whether at law or in equity, before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, instrumentality, or other person (a "Proceeding"), which may result in a material liability to the Company or affect the Company Stock.

         3.17. Transactions with Affiliates. Except as set forth on Schedule 3.17, there are no transactions by the Company with its officers, directors, employees, or any Affiliates thereof, and no such person has any interest in any property owned or used by the Company.

         3.18. Personnel. Schedule 3.18 sets forth a true and complete list of the names and current salaries of all of the employees of the Company and the names and current billing arrangements for all independent contractors on continued retainer with the Company for the fiscal year ended December 31, 1998, and as of April 30, 1999. Except as set forth on Schedule 3.18, to the Knowledge of the Company, no employee of, or party or Person providing services to, the Company has any intention to terminate his, her, or its relationship with the Company or, in the case of employees, leave the employ of the Company.

         3.19. Contracts. Except as set forth on Schedule 3.19, the Company is not a party to any oral or written: (a) contract for the employment or compensation of any officer or employee that is not terminable on 30 days (or less) notice without the payment of any amount on account of such termination;
(b) agreement, contract, or indenture relating to the borrowing of money by the Company; (c) guaranty of any obligations for the borrowing of money or otherwise; (d) management agreement, consulting agreement, independent contractor agreement, or other similar contract or arrangement; (e) collective bargaining or labor agreement; (f) agreement with any present or former officer, director, or shareholder; (g) employee pension, profit-sharing, or other benefit plan or arrangement; (h) lease for real or personal property; (i) any contract or agreement that will terminate upon a change in control of the Company; (j) any contract or agreement obligating the Company to provide products or services for a period of one year or more; (k) any contract relating to pending capital expenditures by the Company; (l) any non-competition or confidentiality agreements restricting the Company in any manner; (m) other material contracts or understandings, irrespective of subject matter and whether or not in writing, and not otherwise disclosed on the Schedules hereto; or (n) contract, agreement, or other commitment that involved a payment, or requires the payment by, the Company of more than $10,000 in any 12-month period. Such contracts, agreements, leases, and commitments shall be referred to collectively as "Contracts." The Company has furnished BWI with a true and complete copy of each such Contract, including all amendments thereto made through the Effective Date. Except as set forth on Schedule 3.19, each of such Contracts is a valid and binding agreement of the Company and all other parties thereto; there has not occurred any material default under any of the material terms and conditions thereof, nor has any event occurred that with the giving of notice or lapse of time, or both, would constitute any such material default.

         3.20. Employment Matters. To the Knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company, or to effectuate or threaten to effectuate a strike, slowdown, work stoppage, or lockout with regard to the Company.

         3.21.    Compliance with Law.

                  (a) The conduct of the business of the Company to date does not violate any federal, state, or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits, or other similar items in force on the date hereof (including, but not limited to, any of the foregoing relating to employment discrimination, employment practices, withholding of taxes and other sums from employees, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and environmental protection or conservation), the enforcement of which could have a Material Adverse Effect, nor has the Company received any notice of any such violation.

                  (b) No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), has occurred or is continuing with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by the Company or any welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by the Company. No contributions are required to be made by the Company with respect to any employee pension benefit plan.

                  (c) Except as provided on Schedule 3.21 attached hereto, the Company has properly and timely filed with the U.S. Securities and Exchange Commission (the "SEC") and the securities boards or commissions of all applicable states all reports (including all amendments thereto) and properly maintained all books and records required to be filed or maintained by it under applicable federal and state securities laws, regulations, and rulings, including the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. All information contained in such filings was true and complete on the date such filings were made. The Company is not subject to a formal or informal agreement or enforcement action by any regulatory agency or authority having jurisdiction over it.

         3.22.    Employee Benefits.

                  (a) Neither the Company, nor any other corporation or trade or business under common control with the Company (an "ERISA Affiliate"), as determined under Section 414(b), (c), or (m) of the Code, sponsors, maintains, or otherwise is a party to, or is currently in default under, or has any current accrued obligations under any pension, profit sharing, or other retirement plan, fringe benefit plan, health, group insurance, or other welfare benefit plan, or other similar plan, agreement, policy, or understanding, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of the ERISA, whether formal or informal and whether legally binding or not under which the Company or an ERISA Affiliate has any current or future obligation or liability or under which any present or future employee of the Company or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future rights to benefits (each such plan, agreement, policy, or understanding being hereinafter referred to individually as a "Plan"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any present or former employee of the Company, or such present or former employee's dependents or beneficiaries. The Company is not now, and has not been, a part of a controlled group of corporations within the meaning of
         Section 414(b) of the Code or a group of trades or businesses under common control within the meaning of Section 414(c) of the Code.

                  (b) Neither the Company nor any ERISA Affiliate has ever sponsored, adopted, maintained, or been obligated to contribute to a single employer, multiple employer, or multiemployer defined benefit pension plan which is, or ever was, subject to the provisions of Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ever sponsored, adopted, maintained, or been obligated to contribute to a Plan which is, or ever was, subject to the minimum funding standards of
         Section 302 of ERISA and Section 412 of the Code. Neither the Company nor any ERISA Affiliate has any obligation in connection with any Plan pursuant to the terms of a collective bargaining agreement. The Company and all ERISA Affiliates have made or will make all contributions required to be made by the Company and all ERISA Affiliates under each Plan for all periods through and including the Effective Date or adequate accruals therefore have been made or will be provided.

                   (c) Each Plan has been maintained and administered in all material respects in accordance with applicable laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), ERISA, and the Code. All reports required by any governmental agency with respect to each Plan have been timely filed. The Company shall cooperate in full with any action deemed reasonably necessary by BWI to ensure compliance with any federal or state law applicable to a Plan, whether such action occurs prior to, on, or after the Effective Date. There are no pending, or to the Knowledge of the Company, threatened or anticipated, claims or actions with respect to any Plan (other than routine claims for benefits by employees covered under any such Plan and their beneficiaries). No "prohibited transaction") as defined in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption. No tax under Section 4980B of the Code has been incurred, or is reasonably expected to be incurred, in respect of any Plan that is a group health plan as defined in Section 162(i)(2) of the Code. No lien has been filed by any person or entity on the assets of the Company or any ERISA Affiliate relating to the operation or maintenance of a Plan, and no lien exists by operation of law or otherwise on the assets of the Company as a result of the operation or maintenance of a Plan or any other similar plan or plans, and neither the Company nor any ERISA Affiliate has knowledge of the existence of facts or circumstances that could result in the imposition of such a lien.

                  (d) Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of each such Plan, and each amendment thereto, have been obtained.

                  (e) Neither the Company nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement benefits for retired or former employees of the Company or an ERISA Affiliate, or such present or former employees' dependents or beneficiaries, except as required to avoid excise tax under Section 4980B of the Code. With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company, as of the Effective Date, under any such insurance policy or ancillary agreement with respect to such insurance policy.

                  (f) A true and complete copy of each Plan that covers any employee or former employee of the Company (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Purchaser together with
         (i) the most recent favorable determination letter, if any, with respect to each Plan; (ii) the two most recent annual reports prepared in connection with any such Plan (Form 5500, including all applicable schedules); (iii) the most recent actuarial valuation report, if any, prepared in connection with any such Plan; and (iv) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof.

         3.23. Absence of Unethical Business Practices. Neither the Company nor any director or officer thereof has directly or indirectly given or agreed to give any gift or similar benefit to any customer, contractor, government, employee, or other Person who was or is in a possible position to help or hinder the Company, which gift or benefit (a) might subject the Company to any damages or penalties in any civil or criminal proceeding; (b) might have had a Material Adverse Effect; or (c) might have a Material Adverse Effect if not continued.

         3.24. No Conflict With Other Instruments. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not be in material conflict with, or result in a material breach of, any term, condition, or provision of, or constitute a material default under, any Contract, indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party and will not constitute an event that with the lapse of time or action by a third party could result in any material default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or the Company Stock.

         3.25.    Insurance.  The Company has no insurance of any type.

         3.26. Accounts Receivable. The accounts receivable of the Company have arisen in the ordinary course of business and are valid and enforceable subject to no defenses, setoffs, or counterclaims.

         3.27.    Intellectual Property.

                  (a) The Company has full and exclusive right, title, and interest in and to, or license rights to, all patents, patent applications, registered or unregistered trademarks, service marks, and trade names, registered or unregistered copyrights and applications therefor, licenses, approvals, or governmental authorizations to conduct its business as now conducted, know-how, proprietary rights and processes, trade secrets, customer lists, methodologies (to the extent protectable), proprietary development and marketing information and know-how, inventions, inventors' notes (to the extent such notes exist), drawings, designs associated with the foregoing, and other confidential information (collectively, "Intellectual Property") relating to its business or otherwise used in or necessary for the proper conduct of its business, free and clear of all liens, security interests, claims and encumbrances of any nature; and the Company has no obligation to any other Person or entity with respect to the Intellectual Property or any product or process of the Company utilizing or embodying any Intellectual Property.

                   (b) There is (i) no infringement, misuse, or misappropriation of any Intellectual Property owned, licensed or controlled by any third party arising out of any product or process now being used, manufactured, or distributed, or ever having been used, manufactured, or distributed at any time previously, by or on behalf of the Company;
         (ii) no pending or, to the Knowledge of the Company, threatened claim or challenge of or proceeding for infringement, misuse or misappropriation of or interference with any Intellectual Property owned, licensed, or controlled by any third party arising out of any product or process now being used, manufactured, or distributed, or ever having been used, manufactured, or distributed at any time previously, by or on behalf of the Company; (iii) no pending or threatened or potential claim, challenge or proceeding by the Company against any third party for infringement, misuse, or misappropriation of or interference with any Intellectual Property owned, licensed, or controlled by the Company; or
         (iv) no notice or facts or information rendering any Intellectual Property owned, controlled, or licensed by the Company invalid or unenforceable, nor is there any allegation that any such Intellectual Property is invalid or unenforceable.

                  (c) The Company has not disclosed any material confidential information developed or utilized by the Company to any third party except on a confidential basis, pursuant to a confidentiality agreement, and with no intention to entitle such third party to use such information other than for the purposes set forth in such confidentiality agreement. To the Knowledge of the Company, no third party has disclosed confidential information developed or utilized by the Company to any Person except as specifically authorized by the Company.

         3.28. Minute Books. The minute books of the Company accurately reflect all material actions taken by the stockholders of the Company and its Board of Directors.

         3.29. Hart-Scott. Within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable regulations thereunder, 16 C.F.R. Parts 801-803 (collectively, "Hart-Scott"), neither the Company nor any of its Affiliates (i) is engaged in manufacturing; (ii) has total assets of $10 million or more; or (iii) has annual net sales of $100 million or more.

         3.30. Sufficiency of Assets. The assets and properties currently owned and operated by the Company constitute, in the aggregate, all of the assets and properties used in the conduct of the Company's business in the manner in which and to the extent to which such business is currently being conducted. The Company has not received any notice from any current supplier of items essential to the conduct of its business that such supplier intends to terminate or materially alter a business relationship for any reason, and no such supplier intends to terminate or materially alter any such business relationship with the Company. The Company has not received any notice from any customer that such customer intends to discontinue purchases of products or services from the Company, and, to the Knowledge of the Company, no such customer intends to discontinue or cancel purchases or orders.

         3.31. Broker's Agents and Finder's Fees. There is no agent's, broker's, or finder's fee or commission payable, or that will be payable, in connection with the transactions contemplated by this Agreement by virtue of, or resulting from, any action or agreement by the Company or any Affiliate thereof.

         3.32. Disclosure. The information with respect to the Company heretofore provided and to be provided by the Company pursuant to this Agreement, including the Schedules and Exhibits hereto, and each of the representations, agreements, documents, certificates and writings to be delivered to BWI or its representatives at the Closing, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary in order to make the statements and writings contained herein or therein not false or misleading in the light of the circumstances under which they were made.

                                   ARTICLE IV
                                   ----------

                      REPRESENTATIONS AND WARRANTIES OF BWI

         BWI hereby represents and warrants to and with the Company as of the Effective Date and as of the Closing Date as follows:

         4.01. Organization and Qualification. BWI (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is currently being conducted; and (b) is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of its business require such qualification.
         4.02. Licenses and Permits. BWI has all licenses, permits, consents, orders, approvals, and other authorizations necessary for the conduct of its business as now being conducted and proposed to be conducted. Except as provided in Section 5.04 below, no approval, consent, authorization, or other order of, and no designation, filing, registration, qualification, or recording with any governmental authority, domestic or foreign, is required for BWI's performance of this Agreement or the consummation of the transactions contemplated hereby.

         4.03. Capitalization. On the Effective Date, the authorized capital stock of BWI consists of (a) 30,000,000 shares of BWI Stock, of which 11,819,732 shares are currently issued and outstanding; (b) 1,258,081 Special Warrants convertible into shares of BWI Stock as described on Schedule 4.04; and (c) 10,000,000 shares of BWI Preferred Stock, none of which shares are issued or outstanding. The shares of BWI Stock and Special Warrants outstanding constitute 100% of the issued and outstanding shares of capital stock of BWI.

         4.04.    Options, Warrants, and Subscriptions.

                  (a) Except as set forth in Schedule 4.04, BWI has outstanding
         (i) no shares of any class of capital stock other than BWI Stock, (ii) no options, warrants, subscription, or other rights to purchase from BWI any capital stock of BWI; (iii) no securities convertible into or exchangeable for capital stock of BWI; and (iv) no other commitments of any kind for the issuance of additional shares of capital stock or options, warrants, or other securities of BWI.

                  (b) Except as set forth in Schedule 4.04, no Person, including, but not limited to, any officer or director of BWI, has any right (preemptive or otherwise) to acquire any capital stock of BWI.

         4.05. Subsidiaries. Except as set forth on Schedule 4.05, there is no corporation, partnership, limited liability company, or other business enterprise in which BWI has any direct or indirect equity interest. Each entity set forth on Schedule 4.05, unless otherwise noted, is a corporation or other entity duly incorporated or organized, validly existing, and in good standing, if applicable, under the laws of the state of its incorporation or organization as noted on such schedule, and has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is currently being conducted; and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of its business requires such qualification; and has all licenses, permits, consents, orders, approvals, and other authorizations necessary for the conduct of its business as now being conducted and proposed to be conducted.

         4.06. Authorization, Execution, and Delivery. BWI has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No proceedings on the part of BWI are necessary to authorize the execution and delivery of this Agreement and, except as provided in Section 5.04 below, the consummation of such transactions. This Agreement and all other agreements herein contemplated to be executed by BWI have been duly executed and delivered by BWI and constitute legal, valid, and binding obligations of BWI enforceable against BWI in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

         4.07. No Conflict With Judgments and Decrees. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which BWI or either Stockholder is subject.

         4.08. Government Approvals. Except as set forth on Schedule 4.08, no consent, approval, order, or authorization of, or registration, declaration, or filing with, any federal, state, or local governmental authority is required to be made or obtained by BWI in connection with the execution and delivery of this Agreement by BWI or the consummation by BWI of the transactions contemplated hereby.

         4.09. Financial Statements. BWI has previously delivered to the Company true, correct, and complete copies of the following financial statements:

                  (a) an audited balance sheet of BWI dated as of January 31, 1999, and unaudited income statement for the period of inception through January 31, 1999; statement of cash flows for the period of inception through January 31, 1999; and statement of changes in stockholders' equity for the period of inception through January 31, 1999 (referred to collectively as the "Year-End Statements"); and

                  (b) an unaudited balance sheet of BWI dated as of April 30, 1999; income statement for the quarter ended April 30, 1999; statement of cash flows for the quarter ended April 30, 1999; and statement of changes in stockholders' equity for the quarter ended April 30, 1999 (referred to collectively as the "Interim Statements").

         The Year-End Statements, Interim Statements, and Monthly Statements (as defined in Section 5.01 below) are shall be referred to collectively as the "Financial Statements"). Except as set forth in this Section 4.09, the Financial Statement (a) are and will continue to be a true and correct reflection of the financial condition of BWI as of the dates therein; (b) were and will continue to be prepared in accordance with GAAP; (c) were and will continue to be prepared in accordance with the books and records of BWI; (d) fairly present BWI's financial condition and the results of its operations at the relevant dates thereof and for the years or periods covered thereby; (e) contain and reflect all necessary adjustments and accruals for a fair presentation of its financial condition and the results of its operations for the periods covered by such financial statements; and (f) contain and reflect reasonable provisions for reserves and for all reasonably anticipated liabilities for all taxes, federal, state, or local, with respect to the periods then ended and all prior periods. All of the receivables of BWI, net of any allowance for doubtful accounts, reflected in the balance sheets for the Interim Statements and Monthly Statements, are valid and legally binding, represent bona fide transactions, arose in the ordinary course of business, and are collectible in accordance with the terms of such receivables, without setoff or counterclaim.

         4.10. Internal Accounting Controls. BWI (a) keeps books, records, and accounts that accurately, fairly, and in reasonable detail reflect its assets and transactions; and (b) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are accurately and promptly recorded; (ii) transactions are executed in accordance with management's specific or general authorizations; and (iii) access to its assets is permitted only in accordance with management's general or specific authorization.

         4.11. No Undisclosed Liabilities. Except as set forth in the Financial Statements, BWI has no liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise, and whether due or to become due (including without limitation any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation) which have had or could have a Material Adverse Effect.

         4.12. Absence of Certain Changes. Except as disclosed in Schedule 4.12 or as provided for or contemplated in this Agreement, since April 30, 1999, there has not been with respect to BWI:

                  (a) any transaction not in the ordinary course of business that has had or could have a Material Adverse Effect;

                  (b) any change in the business, property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of BWI that has had or could have a Material Adverse Effect;

                  (c) a declaration, or an agreement to declare or make any payment of dividends or distributions of any assets of any kind to the stockholders of BWI, or a redemption, or agreement or authorization to redeem any of BWI Stock;

                  (d) any damage, destruction, or loss, extraordinary or otherwise and whether or not covered by insurance, that has had or could have a Material Adverse Effect;

                  (e) any amendment permitted or made with regard to any material contract, material license, or material agreement to which BWI is a party;

                  (f) any acquisition or disposition by BWI of any property or asset, whether real or personal, having a fair market value in an amount greater than $10,000, except in the ordinary course of business and in conformity with past practice;

                  (g) any mortgage, pledge, or subjection to lien, charge, or encumbrance of any kind or on any of the respective properties or assets of BWI, except to secure borrowings in the ordinary course of business and in conformity with past practice;

                  (h) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of BWI, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents, other than (except in the case of directors and officers) routine increases made in the ordinary course of business and in conformity with past practice;

                  (i) any incurrence of, guarantee of, assumption of, or taking any property subject to, any liability, except for liabilities incurred or assumed or property taken in the ordinary course of business and in conformity with past practice;

                  (j) any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional benefits for officers, directors, or employees;

                  (k) any material alteration in the manner of keeping the books, accounts, or records of BWI, or in the accounting practices therein reflected;

                  (l) any release or discharge of any obligation or liability of any Person to BWI of any nature whatsoever, except in the ordinary course of business and in conformity with past practice and except in cases that have not had and could not have a Material Adverse Effect;

                  (m) any delay by BWI in paying any debt, charge, or amount owed by BWI in excess of 30 days past the date such amount was due;

                  (n) any increase or decrease of (i) any amounts charged for services rendered or products sold by BWI; or (ii) inventory ordered, except, in either case, in the ordinary course of business and in conformity with past practice;

                  (o) any facts or circumstances that may reasonably result in the loss of customers, suppliers, or vendors of BWI, including without limitation, any notices, statements, or circumstances indicating that any customer, supplier, or vendor has or will terminate or alter its business relationship with BWI;

                  (p) any loan by BWI to any officer or director of BWI, or any Affiliate thereof;

                  (q) any other event or condition of any character which has had or could have a Material Adverse Effect; or

                  (r) any agreement or authorization to do any of the above.

         4.13.    Real and Personal Property.  Except as set forth in Schedule
                  4.13:

                  (a) BWI has good and marketable title to each of the items of real and personal tangible and intangible property recorded as owned in the Monthly Statements (except for property sold or otherwise disposed of since April 30, 1999, in the ordinary course of business and in conformity with past practice), free and clear of all mortgages, liens, security interests, conditional sales contracts, encumbrances, leases, equities, claims, charges, easements, rights-of-way, covenants, conditions, and restrictions, except (i) those incurred or created in conformity with past practice; (ii) mortgages and other encumbrances reflected in the Financial Statements; (iii) liens for current taxes not yet due and payable; and (iv) such imperfections of title and encumbrances as do not detract from, or interfere with, the present use of the properties subject thereto or affected thereby, or otherwise impair the value thereof or the operations thereat; and

                  (b) no officer, director, or employee of BWI, nor any spouse, child, or other relative or Affiliate thereof, owns directly or indirectly in whole or in part, any of such real property or tangible or intangible personal property.

         4.14.    Environmental Compliance.

                   (a) BWI and any property owned or operated by it are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all permits, licenses, and other authorizations required under any Environmental Law. There is no past or present event, condition, or circumstance that is likely to interfere with the conduct of the business of BWI in the manner now conducted relating to such entity's compliance with Environmental Laws or constitute a material violation thereof or which would have a Material Adverse Effect;

                  (b) BWI does not now or has not leased, operated, owned, or exercised managerial functions at any facilities or real property with respect to which such entity, facility, or real property is subject to any actual Proceeding under any Environmental Law, and BWI is not aware of any facts or circumstances that could give rise to such a Proceeding;

                  (c) there are no actions or Proceedings pending or, to the Knowledge of BWI, threatened against BWI under any Environmental Law, and BWI has not received any notice (whether from any regulatory body or private person) of any violation, or potential or threatened violation, of any Environmental Law;

                  (d) there are no actions or Proceedings pending or, to the Knowledge of BWI, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances at or on (i) any Property currently or in the past owned, operated, or leased by BWI or over which BWI exercised managerial functions; or (ii) at any property where Polluting Substances generated by BWI have been disposed;

                  (e) there is no Property for which BWI is or was required to obtain any permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of it;

                  (f)      BWI has not generated any Polluting Substances;

                  (g) there has been no release of Polluting Substances in violation of any Environmental Law which would require any report or notification to any governmental or regulatory authority in or on any Property;

                  (h) neither BWI nor any Property is subject to investigation or, to the Knowledge of BWI, threatened or pending litigation by federal, state, or local officials or a private litigant as a result of any previous on-site management, treatment, storage, release, or disposal of Polluting Substances or exposure to any Polluting Substances;

                  (i) there are no underground or above ground storage tanks on or under any Property which are not in conformity with any Environmental Law and any Property previously containing such tanks has been remediated in compliance with all Environmental Laws; and

                  (j) there is no asbestos containing material on any Property.

         4.15.    Tax Matters.  Except as set forth in Schedule 4.15:

                   (a) within the times and in the manner prescribed by law, BWI has filed all federal, state, and local tax returns for which BWI has had the responsibility for filing, and has timely paid all Taxes shown to be due and payable on such returns;

                  (b) all tax returns filed by BWI constitute complete and accurate representations of its Tax liabilities for such years and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its future Tax liabilities, including the tax bases of its properties and assets;

                  (c) BWI has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local, or foreign Taxes;

                  (d) no examination of the federal, state, or local tax returns of BWI is currently in progress, nor, to the Knowledge of BWI, is any such examination threatened; and

                  (e) to the Knowledge of BWI, BWI has not received any communication from any taxing authority regarding any tax return of BWI with respect to any matter that has not been closed, settled, waived, or fully concluded, or would otherwise have a Material Adverse Effect.

         4.16. No Litigation. To the Knowledge of BWI, there are no Proceedings that may result in a material liability to BWI or affect BWI Stock.

         4.17. Transactions with Affiliates. Except as set forth on Schedule 4.17, there are no transactions by BWI with its officers, directors, employees, or any Affiliates thereof, and no such person has any interest in any property owned or used by BWI.

         4.18. Personnel. Schedule 4.18 sets forth a true and complete list of the names and current salaries of all of the employees of BWI and the names and current billing arrangements for all independent contractors on continued retainer with BWI for the fiscal year ended December 31, 1998, and as of April 30, 1999. Except as set forth on Schedule 4.18, to the Knowledge of BWI, no employee of, or party or Person providing services to, BWI has any intention to terminate his, her, or its relationship with BWI or, in the case of employees, leave the employ of BWI.

         4.19. Contracts. Except as set forth on Schedule 4.19, BWI is not a party to any oral or written Contracts. BWI has furnished BWI with a true and complete copy of each such Contract, including all amendments thereto made through the Effective Date. Except as set forth on Schedule 4.19, each of such Contracts is a valid and binding agreement of BWI and all other parties thereto; there has not occurred any material default under any of the material terms and conditions thereof, nor has any event occurred that with the giving of notice or lapse of time, or both, would constitute any such material default.

         4.20. Employment Matters. To the Knowledge of BWI, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of BWI, or to effectuate or threaten to effectuate a strike, slowdown, work stoppage, or lockout with regard to BWI.

         4.21.    Compliance with Law.

                  (a) To the Knowledge of BWI, the conduct of the business of BWI to date does not violate any federal, state, or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits, or other similar items in force on the date hereof (including, but not limited to, any of the foregoing relating to employment discrimination, employment practices, withholding of taxes and other sums from employees, ERISA, and environmental protection or conservation), the enforcement of which could have a Material Adverse Effect, nor has BWI received any notice of any such violation.

                  (b) No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred or is continuing with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by BWI or any welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by BWI. No contributions are required to be made by BWI with respect to any employee pension benefit plan.

                  (c) BWI is not subject to a formal or informal agreement or enforcement action by any regulatory agency or authority having jurisdiction over it.

         4.22.    Employee Benefits.

                   (a) To the Knowledge of BWI, neither BWI, nor any ERISA Affiliate, as determined under Section 414(b), (c), or (m) of the Code, sponsors, maintains, or otherwise is a party to, or is currently in default under, or has any current accrued obligations under any pension, profit sharing, or other retirement plan, fringe benefit plan, health, group insurance, or other welfare benefit plan, or other similar plan, agreement, policy, or understanding, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of the ERISA, whether formal or informal and whether legally binding or not under which BWI or an ERISA Affiliate has any current or future obligation or liability or under which any present or future employee of BWI or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future rights to benefits (each such plan, agreement, policy, or understanding being hereinafter referred to individually as a "Plan"). Neither BWI nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any present or former employee of BWI, or such present or former employee's dependents or beneficiaries. Except as disclosed of Schedule
         4.22 hereto, BWI is not now, and has not been, a part of a controlled group of corporations within the meaning of Section 414(b) of the Code or a group of trades or businesses under common control within the meaning of Section 414(c) of the Code.

                  (b) Neither BWI nor any ERISA Affiliate has ever sponsored, adopted, maintained, or been obligated to contribute to a single employer, multiple employer, or multiemployer defined benefit pension plan which is, or ever was, subject to the provisions of Title IV of ERISA. Neither BWI nor any ERISA Affiliate has ever sponsored, adopted, maintained, or been obligated to contribute to a Plan which is, or ever was, subject to the minimum funding standards of Section 302 of ERISA and Section 412 of the Code. Neither BWI nor any ERISA Affiliate has any obligation in connection with any Plan pursuant to the terms of a collective bargaining agreement. BWI and all ERISA Affiliates have made or will make all contributions required to be made by BWI and all ERISA Affiliates under each Plan for all periods through and including the Effective Date or adequate accruals therefore have been made or will be provided.

                  (c) Each Plan has been maintained and administered in all material respects in accordance with applicable laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title X of the COBRA, ERISA, and the Code. All reports required by any governmental agency with respect to each Plan have been timely filed. BWI shall cooperate in full with any action deemed reasonably necessary by BWI to ensure compliance with any federal or state law applicable to a Plan, whether such action occurs prior to, on, or after the Effective Date. There are no pending, or to the Knowledge of BWI, threatened or anticipated, claims or actions with respect to any Plan (other than routine claims for benefits by employees covered under any such Plan and their beneficiaries). No "prohibited transaction" as defined in
         Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption. No tax under Section 4980B of the Code has been incurred, or is reasonably expected to be incurred, in respect of any Plan that is a group health plan as defined in
         Section 162(i)(2) of the Code. No lien has been filed by any person or entity on the assets of BWI or any ERISA Affiliate relating to the operation or maintenance of a Plan, and no lien exists by operation of law or otherwise on the assets of BWI as a result of the operation or maintenance of a Plan or any other similar plan or plans, and neither BWI nor any ERISA Affiliate has knowledge of the existence of facts or circumstances that could result in the imposition of such a lien.

                  (d) Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of each such Plan, and each amendment thereto, have been obtained.

                   (e) Neither BWI nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement benefits for retired or former employees of BWI or an ERISA Affiliate, or such present or former employees' dependents or beneficiaries, except as required to avoid excise tax under Section 4980B of the Code. With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of BWI, as of the Effective Date, under any such insurance policy or ancillary agreement with respect to such insurance policy.

                  (f) A true and complete copy of each Plan that covers any employee or former employee of BWI (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Purchaser together with (i) the most recent favorable determination letter, if any, with respect to each Plan; (ii) the two most recent annual reports prepared in connection with any such Plan (Form 5500, including all applicable schedules);
         (iii) the most recent actuarial valuation report, if any, prepared in connection with any such Plan; and (iv) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof. 4.23. Absence of Unethical Business Practices. Neither BWI nor any director or officer thereof has directly or indirectly given or agreed to give any gift or similar benefit to any customer, contractor, government, employee, or other Person who was or is in a possible position to help or hinder BWI, which gift or benefit (a) might subject BWI to any damages or penalties in any civil or criminal proceeding; (b) might have had a Material Adverse Effect; or (c) might have a Material Adverse Effect if not continued.

         4.24. No Conflict With Other Instruments. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not be in material conflict with, or result in a material breach of, any term, condition, or provision of, or constitute a material default under, any Contract, indenture, mortgage, deed of trust, or other material agreement or instrument to which BWI is a party and will not constitute an event that with the lapse of time or action by a third party could result in any material default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of BWI or BWI Stock.

         4.25. Insurance. BWI has policies of insurance in effect in such amounts as are adequate to protect its assets and properties and consistent with its past practices. Schedule 4.25 sets forth a true and complete list of all of the insurance policies of BWI in effect as of the Effective Date; the amount of the premiums for each policy; and the date such premiums are due. Except as set forth on Schedule 4.25, there are no pending claims under any insurance policy of BWI nor, to the Knowledge of BWI, any facts or circumstances that may cause the cancellation of any insurance policy held by BWI or the repudiation of any claims thereunder, nor prevent the insurance policies it presently has in force from being renewed or require onerous conditions to renewal that are not currently in effect with regard to such insurance policies.

         4.26. Accounts Receivable. The accounts receivable of BWI have arisen in the ordinary course of business and are valid and enforceable subject to no defenses, setoffs, or counterclaims.

         4.27.    Intellectual Property.

                  (a) Schedule 4.27 sets forth a true and complete list of intellectual property owned or licensed by BWI (other than off-the-shelf software). Except as indicated on Schedule 4.27, BWI has full and exclusive right, title, and interest in and to, or license rights to, all patents, patent applications, registered or unregistered trademarks, service marks, and trade names, registered or unregistered copyrights and applications therefor, licenses, approvals, or governmental authorizations to conduct its business as now conducted, know-how, proprietary rights and processes, trade secrets, customer lists, methodologies (to the extent protectable), proprietary development and marketing information and know-how, inventions, inventors' notes (to the extent such notes exist), drawings, designs associated with the foregoing, and other confidential information (collectively, "Intellectual Property") relating to its business or otherwise used in or necessary for the proper conduct of its business, free and clear of all liens, security interests, claims and encumbrances of any nature; and BWI has no obligation to any other Person or entity with respect to the Intellectual Property or any product or process of BWI utilizing or embodying any Intellectual Property.

                  (b) There is (i) no infringement, misuse, or misappropriation of any Intellectual Property owned, licensed or controlled by any third party arising out of any product or process now being used, manufactured, or distributed, or ever having been used, manufactured, or distributed at any time previously, by or on behalf of BWI; (ii) no pending or, to the Knowledge of BWI, threatened claim or challenge of or proceeding for infringement, misuse or misappropriation of or interference with any Intellectual Property owned, licensed, or controlled by any third party arising out of any product or process now being used, manufactured, or distributed, or ever having been used, manufactured, or distributed at any time previously, by or on behalf of BWI; (iii) except as set forth in Schedule 4.27 hereto, no pending or threatened or potential claim, challenge or proceeding by BWI against any third party for infringement, misuse, or misappropriation of or interference with any Intellectual Property owned, licensed, or controlled by BWI; or (iv) no notice or facts or information rendering any Intellectual Property owned, controlled, or licensed by BWI invalid or unenforceable, nor is there any allegation that any such Intellectual Property is invalid or unenforceable.

                  (c) BWI has not disclosed any material confidential information developed or utilized by BWI to any third party except on a confidential basis, pursuant to a confidentiality agreement, and with no intention to entitle such third party to use such information other than for the purposes set forth in such confidentiality agreement. To the Knowledge of BWI, no third party has disclosed confidential information developed or utilized by BWI to any Person except as specifically authorized by BWI.

         4.28. Minute Books. The minute books of BWI accurately reflect all material actions taken by the stockholders BWI and its Board of Directors.

         4.29. Hart-Scott. Within the meaning of the Hart-Scott-Rodino, neither BWI nor any of its Affiliates (i) is engaged in manufacturing; (ii) has total assets of $10 million or more; or (iii) has annual net sales of $100 million or more.

         4.30. Sufficiency of Assets. The assets and properties currently owned and operated by BWI constitute, in the aggregate, all of the assets and properties used in the conduct of BWI's business in the manner in which and to the extent to which such business is currently being conducted. BWI has not received any notice from any current supplier of items essential to the conduct of its business that such supplier intends to terminate or materially alter a business relationship for any reason, and no such supplier intends to terminate or materially alter any such business relationship with BWI. BWI has not received any notice from any customer that such customer intends to discontinue purchases of products or services from BWI, and, to the Knowledge of BWI, no such customer intends to discontinue or cancel purchases or orders.

         4.31. Broker's Agents and Finder's Fees. There is no agent's, broker's, or finder's fee or commission payable, or that will be payable, in connection with the transactions contemplated by this Agreement by virtue of, or resulting from, any action or agreement by BWI or any Affiliate thereof.

         4.32. Disclosure. The information with respect to BWI heretofore provided and to be provided by BWI pursuant to this Agreement, including the Schedules and Exhibits hereto, and each of the representations, agreements, documents, certificates and writings to be delivered to BWI or its representatives at the Closing, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary in order to make the statements and writings contained herein or therein not false or misleading in the light of the circumstances under which they were made.

                                    ARTICLE V
                                    ---------

                                COVENANTS OF BWI

         BWI hereby covenants and agrees with the Company to the following as of the Effective Date to the Effective Time:

         5.01. Affirmative Covenants of BWI. BWI will operate its business only in the usual, regular, and ordinary manner, and to the extent consistent with such operations, BWI will use its best efforts to (a) preserve intact its present business organizations; (b) keep available all the services of its present officers and employees; (c) preserve its present business relationships with depositors, borrowers, and others having business dealings with it; (d) maintain and keep its material properties in good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty; (e) maintain, in full force and effect, insurance comparable in amount and in scope of coverage to that now maintained by it, including, but not limited to, bankers' blanket bond and director and officer liability insurance policies in effect as of the date of this Agreement; (f) perform all of their material obligations under contracts, leases, and documents relating to or affecting its assets, properties, and businesses; (g) on or before the 45th day following the end of each calendar month, commencing with the month of May, deliver to the Company an unaudited balance sheet, income statement, statement of cash flows, and statement of changes in stockholders' equity (the "Monthly Financial Statements"); and (h) comply with and perform all material obligations and duties imposed upon them by federal, state, and local laws, and all rules, regulations, and orders imposed by federal, state, or local governmental authorities, except as may be contested by it in good faith by appropriate proceedings.

         5.02. Negative Covenants of BWI. Unless BWI shall have received the prior written consent of the Company, which consent shall not be unreasonably withheld, BWI shall not do or cause to have done any of the following:

                  (a) enter into any transaction not in the ordinary course of business that could have a Material Adverse Effect;

                  (b) make or allow any change in the business, property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of BWI that could have a Material Adverse Effect;

                  (c) declare or make any payment of dividends or distributions of any assets of any kind to the stockholders of BWI, or redeem or authorize the redemption of any of BWI Stock;

                  (d) amend any material contract, material license, or material agreement to which BWI is a party;

                  (e) acquire or dispose of any property or asset, whether real or personal, having a fair market value in an amount greater than $50,000, except in the ordinary course of business and in conformity with past practice;

                  (f) mortgage, pledge, or subject to any lien, charge, or encumbrance of any kind any of the properties or assets of BWI, except to secure borrowings in the ordinary course of business and in conformity with past practice;

                  (g) increase, or commit to increase, the compensation payable or to become payable to any officer, director, employee, or agent of BWI, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents, other than (except in the case of directors and officers) routine increases made in the ordinary course of business and in conformity with past practice;

                  (h) incur, guarantee, assume, or take any property subject to any liability, except for liabilities incurred or assumed or property taken in the ordinary course of business and in conformity with past practice;

                   (i) adopt a plan or agreement or amend any plan or agreement providing any new or additional benefits for officers, directors, or employees;

                  (j) make or allow any material alteration in the manner of keeping the books, accounts, or records of BWI, or in the accounting practices therein reflected;

                  (k) release or discharge any obligation or liability of any Person to BWI of any nature whatsoever, except in the ordinary course of business and in conformity with past practice and except in cases that have not had and could not have a Material Adverse Effect;

                  (l) delay in paying any debt, charge, or amount owed by BWI in excess of 30 days past the date such amount was due;

                  (m) amend, restate, or rescind the Restated Articles of Incorporation or Bylaws of BWI;

                  (o) make any loan to any officer or director of BWI, or any Affiliate thereof; or

                  (r) enter into any agreement or authorization to do any of the above.

         5.03. Information for Applications. BWI will cooperate with and will use reasonable efforts to furnish the Company with all the information concerning BWI required for inclusion in (a) all applications filed or to be filed by the Company with the SEC and any other governmental or regulatory agency or department for authority to consummate the transactions contemplated by this Agreement; and (b) any other application or statement to be made by the Company to any governmental body in connection with such matters. BWI represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading.

         5.04. Shareholder Approval and Best Efforts. As soon as is practical in no event later than August 15, 1999, BWI will cause a special meeting of shareholders to be duly called and held to authorize, approve, and adopt this Agreement and the transactions contemplated hereby. The Board of Directors of BWI will (a) recommend approval of this Agreement to its shareholders; and (b) use its best efforts to take or cause to be taken all other actions necessary, proper, or advisable to consummate this Agreement.

                                   ARTICLE VI
                                   ----------

                            COVENANTS OF THE COMPANY

         The Company hereby covenants and agrees with BWI to the following as of the Effective Date to the Effective Time:

         6.01. Affirmative Covenants of the Company. The Company will operate its business only in the usual, regular, and ordinary manner, and to the extent consistent with such operations, the Company will use its best efforts to (a) preserve intact its present business organizations; (b) keep available all the services of its present officers and employees; (c) preserve its present business relationships with depositors, borrowers, and others having business dealings with it; (d) maintain and keep its material properties in good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty; (e) maintain, in full force and effect, insurance comparable in amount and in scope of coverage to that now maintained by it, including, but not limited to, bankers' blanket bond and director and officer liability insurance policies in effect as of the date of this Agreement;
(f) perform all of their material obligations under contracts, leases, and documents relating to or affecting its assets, properties, and businesses; (g) on or before the 45th day following the end of each calendar month, commencing with the month of May, deliver to BWI an unaudited balance sheet, income statement, statement of cash flows, and statement of changes in stockholders' equity (the "Monthly Financial Statements"); and (h) comply with and perform all material obligations and duties imposed upon them by federal, state, and local laws, and all rules, regulations, and orders imposed by federal, state, or local governmental authorities, except as may be contested by it in good faith by appropriate proceedings.

         6.02. Negative Covenants of the Company. Unless the Company shall have received the prior written consent of BWI, which consent shall not be unreasonably withheld, the Company shall not do or cause to have done any of the following:

                  (a) enter into any transaction not in the ordinary course of business that could have a Material
         Adverse Effect;

                  (b) make or allow any change in the business, property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of the Company that could have a Material Adverse Effect;

                  (c) declare or make any payment of dividends or distributions of any assets of any kind to the stockholders of the Company, or redeem or authorize the redemption of any of the Company Stock;

                  (d) amend any material contract, material license, or material agreement to which the Company is a party;

                  (e) acquire or dispose of any property or asset, whether real or personal, having a fair market value in an amount greater than $50,000, except in the ordinary course of business and in conformity with past practice, and except for the sale of the Relief Canyon Mine;

                   (f) mortgage, pledge, or subject to any lien, charge, or encumbrance of any kind any of the properties or assets of the Company, except to secure borrowings in the ordinary course of business and in conformity with past practice;

                  (g) increase, or commit to increase, the compensation payable or to become payable to any officer, director, employee, or agent of the Company, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents, other than (except in the case of directors and officers) routine increases made in the ordinary course of business and in conformity with past practice;

                  (h) incur, guarantee, assume, or take any property subject to any liability, except for liabilities incurred or assumed or property taken in the ordinary course of business and in conformity with past practice;

                  (i) adopt a plan or agreement or amend any plan or agreement providing any new or additional benefits for officers, directors, or employees;

                  (j) make or allow any material alteration in the manner of keeping the books, accounts, or records of the Company, or in the accounting practices therein reflected;

                  (k) release or discharge any obligation or liability of any Person to the Company of any nature whatsoever, except in the ordinary course of business and in conformity with past practice and except in cases that have not had and could not have a Material Adverse Effect;

                  (l) delay in paying any debt, charge, or amount owed by the Company in excess of 30 days past the date such amount was due;

                  (m) amend, restate, or rescind the Restated Articles of Incorporation or Bylaws of the Company;

                  (o) make any loan to any officer or director of the Company, or any Affiliate thereof; or

                  (r) enter into any agreement or authorization to do any of the above.

         6.03. Sale of the Relief Canyon Mine. The Company will use its best efforts to sell the Relief Canyon Mine as soon as reasonably practicable. A. Scott Dockter, or other authorized officer of the Company or the Surviving Corporation, will be responsible, with full Board approval, for negotiating the terms and conditions of the sale thereof and will attempt to maximize the value to be received by the Company or the Surviving Corporation, as the case may be.

         6.04. Securities Laws Filings. On or before July 23, 1999, the Company
(a) will file with the SEC an application on Form S-4 seeking the registration of the number of newly issued shares of Company Stock as set forth on Schedule 6.04, as may be amended from time to time, for public trading; and (b) will file with any other governmental or regulatory agency or department any other application or statement to be made by the Company necessary to consummate the transactions contemplated by this Agreement. At lease 10 days prior to its filing with the SEC, the Company will deliver a draft of the Form S-4 to BWI for its review and comment. The Company represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading.

         6.05. Shareholder Approval and Best Efforts. On or before July 23, 1999, the Company will (a) prepare a notice of special meeting of stockholders and proxy statement in connection therewith seeking approval of (i) the Merger;
(ii) the sale of the Relief Canyon Mine; (iii) the Reverse Stock Split (as defined in Section 6.06 below); (iv) the Company's Restated Certificate of Incorporation and Bylaws; and (v) the approval of the Stock Option Plan; (b) deliver a copy of the notice of special meeting and proxy statement to BWI for its review and comment; (c) after obtaining the necessary approvals of the SEC set forth in Section 6.04 above, send such notice of special meeting and proxy statement to each Record Holder (as defined in Section 6.06 below) calling a special meeting of the stockholders of the Company to be held no later than 20 days following the Record Date (as defined in Section 6.06 below); (d) recommend that the stockholders vote in favor of each item of business set forth in the notice of special meeting; and (e) use its best efforts to take or cause to be taken all other actions necessary, proper, or advisable to consummate this Agreement.

         6.06. Reverse Stock Split. The Company will (a) cause every 12 shares of its Company Stock outstanding and held of record by stockholders immediately prior to the Effective Date (a "Record Holder"), to be combined into a single share of Company Stock with a par value of $0.001 per share, provided, however, that in the case of a Record Holder owning fewer than 12 shares or whose shares are not evenly divisible by 12, the fractional share resulting from the division of such Record Holder's shares shall be rounded up to a whole share of Company Stock (the "Reverse Stock Split"); and (b) send transmittal instructions to each Record Holder setting forth the procedure for surrendering his, her, or its old certificates representing shares of Company Stock before the Reverse Stock Split and receiving new certificates.

                                   ARTICLE VII
                                   -----------

                CONDITIONS TO OBLIGATIONS OF THE COMPANY TO CLOSE

         The obligations of the Company to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as the Company may waive such conditions in writing:

         7.01. Approval by Shareholders of BWI. At a meeting of shareholders of BWI duly called and held for such purpose, this Agreement shall have been duly approved by the requisite vote of such shareholders.

         7.02. Regulatory Approvals. Orders, consents, and approvals in form and substance reasonably satisfactory to the Company shall have been entered by the SEC, NASDAQ, and any other applicable governmental or regulatory agency granting the authority necessary for consummation of the transactions contemplated by this Agreement.

         7.03. Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

         7.04. Representations and Warranties; Absence of Material Changes in Schedules. All representations and warranties of BWI contained in this Agreement shall be true in all material respects on and as of the Closing Date, and BWI shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. BWI shall not have updated or amended its Schedules to reflect or disclose a material adverse effect in its business, financial condition, results of operations, or future prospects.

         7.05. Fulfillment of Covenants. BWI shall have fulfilled all of the covenants set forth in Article V in all material respects.

         7.06. Dissenting Shareholders. The percentage of outstanding BWI Stock held by shareholders who exercise dissenters' rights pursuant to Article 5.11 of the TBCA shall not exceed 10 percent.

                                  ARTICLE VIII
                                  ------------

                    CONDITIONS TO OBLIGATIONS OF BWI TO CLOSE

         The obligation of BWI to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as BWI may waive such conditions in writing:

         8.01. Approval by Stockholders. At a meeting of stockholders of the Company duly called and held for such purpose, each item of business described in Paragraph (a) of Section 6.04 above shall have been duly approved by the requisite vote of such stockholders.

         8.02. Regulatory Approvals. Orders, consents, and approvals in form and substance reasonably satisfactory to BWI shall have been entered by the SEC, NASDAQ, and any other applicable governmental or regulatory agency granting the authority necessary for consummation of the transactions contemplated by this Agreement.

         8.03. Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

         8.04. Representations and Warranties; Absence of Material Changes in Schedules. All representations and warranties of the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. The Company shall not have updated or amended its Schedules to reflect or disclose a material adverse effect in its business, financial condition, results of operations, or future prospects.

         8.05. Fulfillment of Covenants. The Company shall have fulfilled all of the covenants set forth in Article VI in all material respects.

         8.06. Dissenting Shareholders. The stockholders of the Company shall not have the right to dissent from the Merger pursuant to the DGL.

                                   ARTICLE IX
                                   ----------

                                    EXPENSES

         Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Surviving Corporation.

                                    ARTICLE X
                                    ---------

                        RIGHTS OF DISSENTING SHAREHOLDERS

         Only those persons who comply with the procedural requirements set forth in Articles 5.12 and 5.13 of the TBCA will be recognized by BWI as valid dissenting shareholders. Neither BWI nor the Surviving Corporation will undertake to provide any notice to shareholders other than as expressly required by law. Persons who do not satisfy the procedural requirements of Articles 5.12 and 5.13 of the TBCA will be treated for all purposes by BWI and the Surviving Corporation as non-dissenting shareholders and will receive the consideration in the Merger as set forth in Section 2.02 above.

                                   ARTICLE XI
                                   ----------

                         CLOSING DATE AND EFFECTIVE TIME

         The closing of this Agreement and the transactions contemplated hereby shall be held on a mutually agreed upon time and date at the main office of BWI, or at such other time and place as the parties hereto may mutually agree upon. The "Closing Date" shall be the later of the dates (a) five days after the date of the special meeting of stockholders of the Company approving the Merger; (b) the fulfillment of all of the Company's covenants set forth in Article VI above;
(c) such later date as the presidents of the Company and BWI, respectively, may agree upon in writing; or (d) with respect to any of the above, if such date is not a business day, then the next business day following. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and BWI shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. Immediately thereafter, the Company and BWI shall file, or cause to be filed, with the SEC, NASDAQ, the Delaware Secretary of State, and any other governmental or regulatory agency all necessary documents and instruments to consummate the Merger. The "Effective Time" is the date on which the Merger is effective, which shall be on the date specified in the Certificate of Merger to be issued by the Delaware Secretary of State, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the Delaware Secretary of State.

                                   ARTICLE XII
                                   -----------

                                   DEFINITIONS

         The following terms as used in this Agreement shall have the meanings set forth below:

         "Affiliate" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals. For purposes of this definition, control (including the terms, controlling, controlled by, and under common control with) of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity. A Person shall be presumed to control any partnership of which such Person is a general partner.

          "Environmental Inspection" means asbestos surveys and sampling, other environmental assessments and investigations, test borings, and any other environmental surveys and analyses including, without limitation, soil and ground water sampling, and phase I and phase II site assessments performed by qualified environmental professionals having appropriate workers' compensation, general liability, and professional liability insurance in amounts reasonably acceptable to Purchaser and the Company.

         "Environmental Laws" shall mean laws, including, without limitation, federal, state, or local laws, ordinances, rules, regulations, interpretations, and orders of courts or administrative agencies or authorities relating to pollution, environmental protection, health and safety, or similar laws (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Clean Water Act ("CWA"), the Safe Drinking Water Act ("SDWA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Clean Air Act ("CAA"), the Emergency Planning and Community Right to Know Act ("EPCRA"), the Occupational Safety and Health Act ("OSHA"), and other laws relating to pollution or protection of the environment, or to the manufacturing, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances.

         "Governmental Authority" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Knowledge" shall mean, with respect to BWI, the knowledge of Chris M. Meaux or Jamie Cutburth, and shall mean, with respect to the Company, the knowledge of A. Scott Dockter or Michael M. Kessler. An individual shall be deemed to have "knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or
(ii) a prudent person serving in the same capacity as such individual would be expected to discover or otherwise become aware of such fact or other matter in the course of performing the official duties of such individual. "Material Adverse Effect" means any development, change, or effect that is materially adverse to the business, properties, tangible or intangible assets, net worth, condition (financial or other), results of operations, or prospects of the entity to which it refers.

         "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

         "Polluting Substances" shall be construed broadly to include (a) asbestos, (b) petroleum products or wastes, (c) biomedical or biological wastes, and (d) all pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or regulated materials defined in CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA and/or any other Environmental Laws, as amended, and in the regulations adopted and publications promulgated thereto; provided, to the extent that the laws of the State of Florida establish a meaning for, hazardous substance, hazardous waste, hazardous materials, solid waste, or toxic substance, which is broader than that specified in any of CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA or other Environmental Laws such broader meaning shall apply.

         "Property" includes any property (whether real or personal) which the entity to which it refers currently or in the past has leased, operated, owned, or managed in any manner, including, without limitation, any property acquired by foreclosure or deed in lieu thereof and property held as security for a loan or other indebtedness by the Company on the date hereof.

                                  ARTICLE XIII
                                  ------------

                                   AMENDMENTS

         This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto prior to the Closing Date, provided that any amendments that are not material to the transactions contemplated by this Agreement may be approved by written agreement executed by the presidents of the Company and BWI, respectively. After the meetings of shareholders of BWI and the stockholders of the Company wherein this Agreement is considered and approved, no amendment hereto shall be made that would change the exchange rate specified in Section 2.02 above for which each share of BWI Stock shall be exchanged for Company Stock immediately prior to the consummation of the Merger.

                                   ARTICLE XIV
                                   -----------

                                   TERMINATION

         This Agreement shall terminate automatically if the Merger shall not become effective on or prior to October 31, 1999, unless the parties hereto, acting pursuant to the authority of their respective boards of directors, shall have otherwise agreed in writing on or prior to that date to extend such date. This Agreement may be terminated at any time prior to the Effective Time, whether before or after action thereon has been taken by the shareholders of BWI or the stockholders of the Company, as follows:

                  (a) By mutual consent of the Company and BWI acting pursuant to the authority of their respective boards of directors;

                  (b) By the Company, if any of the representations and warranties of BWI contained in this Agreement shall be false in any material respect as of the Closing Date, or BWI shall, as of the Closing Date, have failed to comply with any of its agreements or covenants contained in this Agreement to be performed at or prior to the Closing Date, or any conditions to the obligation of the Company contained in this Agreement shall not have been satisfied or waived as of the Closing Date; or

                   (c) By BWI, if any of the representations and warranties of the Company contained in this Agreement shall be false in any material respect as of the Closing Date, or the Company shall, as of the Closing Date, have failed to comply with any of its agreements or covenants contained in this Agreement to be performed at or prior to the Closing Date, or if any of the conditions to the obligations of BWI contained in this Agreement shall not have been satisfied or waived as of the Closing Date.

         Should this Agreement be terminated for any reason, such termination shall not prevent the respective boards of directors of the Company and BWI from renegotiating the terms of this Agreement. An election by a party to this Agreement to terminate this Agreement and abandon the Merger as provided in Paragraphs (a) through (c) above shall be exercised on behalf of the Company and BWI by its board of directors and shall become effective when conveyed in writing and received by the other party. In the event of a termination of this Agreement pursuant to Paragraphs (a) through (c) above, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

                                   ARTICLE XV
                                   ----------

                                     NOTICES

         All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

If to the Company:              Mr. A. Scott Dockter
                                President and CEO
                                NewGold, Inc.
                                35265 Willow Avenue
                                Clarksburg, California 95612

with a copy to:                  Mr. Michael M. Kessler, Esq.
                                 NewGold, Inc.
                                 35265 Willow Avenue
                                 Clarksburg, California 95612

If to BWI:                       Mr. Chris M. Meaux
                                 President and CEO
                                 Comercis, Inc.
                                 2105 E. Southlake Boulevard
                                 Southlake, Texas 76092

with a copy to:                  Mr. Ray A. Balestri, P.C.
                                 Block & Balestri, P.C.
                                 15851 Dallas Parkway
                                 Suite 1020
                                 Addison, Texas 75001

                                   ARTICLE XVI
                                   -----------

                                  MISCELLANEOUS

         16.01. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

         16.02. Entire Agreement. This Agreement and all other instruments, documents and Agreements executed and delivered in connection with this Agreement embody the final, entire Agreement among the parties hereto and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to this Agreement, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

         16.03. Applicable Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. Venue for any action brought hereunder shall be proper only in Dallas County, Texas.

         16.04. Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and the parties hereby may not assign or transfer rights or obligations under this Agreement without the prior written consent of the other parties hereto.

         16.05. Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

         16.06. Section Headings. The section headings in this Agreement are for convenience only and form no part of this Agreement and shall not affect its interpretation.

         16.07. Omissions or Delays. No omission or delay by the Company, the New Bank, or BWI in exercising any right or power under this Agreement shall impair such right or power or be construed to be a waiver of any default or acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise of any right. No waiver will be valid unless in writing and signed by the party to be bound thereby, and then only to the extent specified.

         16.08. Survivability of Representations and Warranties. The respective representations and warranties of the parties hereto contained in this Agreement shall survive the consummation of the Merger.

         IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have caused this Agreement to be executed as of the date first written above.

                                BUSINESS WEB, INC.
                                (Doing Business As "Comercis, Inc.")



                                ------------------------------------
                                Mr. Chris M. Meaux, President and CEO



                                ------------------------------------
                                Mr. Robert W. Gallagher, CFO



                                NEWGOLD, INC.



                                ------------------------------------
                                Mr. A. Scott Dockter, President and CEO



                                ------------------------------------
                                Mr. Robert W. Morris, CFO